UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            _________________________

                                  SCHEDULE 13G

                            _________________________

                    INFORMATION TO BE INCLUDED IN STATEMENTS
          FILED PURSUANT TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS
                      THERETO FILED PURSUANT TO RULE 13D-2

                                (AMENDMENT NO. 1)*

                      Vistula Communications Services, Inc.
                                (NAME OF ISSUER)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                    92840A108
                                 (CUSIP NUMBER)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1 (b)
[X]   Rule 13d-1 (c)
[ ]   Rule 13d-1 (d)



_________________________

* The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 05270Q104                 13G                      Page 2 of 12 Pages


1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Little Wing, L.P., 13-3778596


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
     (a) [ ]
     (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware


     NUMBER OF SHARES                 5. SOLE VOTING POWER:0
     BENEFICIALLY OWNED
     BY EACH REPORTING PERSON WITH    6. SHARED VOTING POWER:   4,742,834*

                                      7. SOLE DISPOSITIVE POWER:0

                                      8. SHARED DISPOSITIVE POWER: 4,742,834*

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 4,742,834

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:* [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.1%


12.  TYPE OF REPORTING PERSON: PN

-----------------------
* Consists of 552,534 common shares issuble upon the conversion of convertible notes, 571,600 common shares issuable upon the exercise of warrants, and 3,618,700 common shares

CUSIP NO. 05270Q104                 13G                      Page 3 of 12 Pages


13. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Circle-T Explorer Master Capital International Inc.

14.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
     (a) [ ]
     (b) [X]

15.  SEC USE ONLY

16.  CITIZENSHIP OR PLACE OF ORGANIZATION: Bermuda

     NUMBER OF SHARES                 17. SOLE VOTING POWER: 0
     BENEFICIALLY OWNED
     BY EACH REPORTING PERSON         18. SHARED VOTING POWER:   214,000
     WITH
                                      19. SOLE DISPOSITIVE POWER: 0

                                      20. SHARED DISPOSITIVE POWER: 214,000


21.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 214,000

22.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:* [ ]

23.  PERCENT  OF  CLASS   REPRESENTED  BY  AMOUNT  IN  ROW  (9): .32%

24.  TYPE OF REPORTING PERSON: CO

CUSIP NO. 05270Q104                 13G                      Page 4 of 12 Pages


1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Quilcap Corp., 13-3780878

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
     (a) [ ]
     (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

     NUMBER OF SHARES                 5. SOLE VOTING POWER:0
     BENEFICIALLY OWNED
     BY EACH REPORTING PERSON         6. SHARED VOTING POWER:   4,957,034
     WITH
                                      7. SOLE DISPOSITIVE POWER: 0

                                      8. SHARED DISPOSITIVE POWER: 4,957,034

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 4,957,034

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 7.4%

12.  TYPE OF REPORTING PERSON: CO

CUSIP NO. 05270Q104                 13G                      Page 5 of 12 Pages



1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Tradewinds Fund Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
     (a) [ ]
     (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION: British Virgin Islands

     NUMBER OF SHARES                 5. SOLE VOTING POWER: 0
     BENEFICIALLY OWNED
     BY EACH REPORTING                6. SHARED VOTING POWER: 1,141,233*
     PERSON WITH
                                      7. SOLE DISPOSITIVE POWER: 0

                                      8. SHARED DISPOSITIVE POWER: 1,141,233*

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,141,233*

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.7%

12.  TYPE OF REPORTING PERSON: CO



-----------------------------
* Consists of 114,133 common shares issuble upon the conversion of convertible notes, 128,400 common shares issuable upon the exercise of warrants, and 898,700 common shares

CUSIP NO. 05270Q104                 13G                      Page 6 of 12 Pages


1. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Quilcap International Corp., 13-3868725


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
     (a) [ ]
     (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

     NUMBER OF SHARES                 5.  SOLE VOTING POWER: 0
     BENEFICIALLY OWNED
     BY EACH REPORTING                6.  SHARED VOTING POWER: 1,141,233
     PERSON WITH
                                      7.  SOLE DISPOSITIVE POWER: 0

                                      8.  SHARED DISPOSITIVE POWER: 1,141,233

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,141,233

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 1.7%

12.  TYPE OF REPORTING PERSON: CO

CUSIP NO. 05270Q104                 13G                      Page 7 of 12 Pages


13. NAME OF REPORTING PERSON, I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Parker Quillen ###-##-####

14.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
     (a) [ ]
     (b) [X]

15.  SEC USE ONLY

16.  CITIZENSHIP OR PLACE OF ORGANIZATION: United States

     NUMBER OF SHARES                 17. SOLE VOTING POWER: 140,000
     BENEFICIALLY OWNED
     BY EACH REPORTING PERSON         18. SHARED VOTING POWER: 6,098,267
     WITH
                                      19. SOLE DISPOSITIVE POWER: 140,000

                                      20. SHARED DISPOSITIVE POWER: 6,098,267


21.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 6,238,267

22.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ]

23.  PERCENT OF CLASS REPRESENTED BY  MOUNT IN ROW (9): 9.1%

24.  TYPE OF REPORTING PERSON: IN

CUSIP NO. 05270Q104                 13G                      Page 8 of 12 Pages


Circle-T Explorer Master Capital International Inc. ("Circle-T"), Quilcap Corp. ("Quilcap Corp."), Tradewinds Fund Ltd. ("Tradewinds"), Quilcap International Corp. ("Quilcap International") and Parker Quillen with respect to the common stock, par value $.001 per share (the "Common Stock") of Vistula Communications Services, Inc., a Delaware corporation (the "Company").

ITEM 1 (a)        NAME OF ISSUER:
                  Vistula Communications Services, Inc.

ITEM 1 (b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  405 Park Avenue, Suite 801, New York, New York 10022

ITEM 2 (a)        NAME OF PERSON FILING:
                  Little Wing, L.P. ("Little Wing")
                  Circle-T Explorer Master Capital International Inc.
                  ("Circle-T")
                  Quilcap Corp. ("Quilcap Corp.")
                  Tradewinds Fund Ltd. ("Tradewinds")
                  Quilcap International Corp. ("Quilcap International")
                  Parker Quillen



ITEM 2 (b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Little Wing, L.P.
                  c/o Quilcap Corp.
                  145 E. 57th Street,
                  10th Floor
                  New York, NY 10022

                  Circle-T Explorer Master Capital International Inc. c/o Quilcap Corp.
                  145 E. 57th Street,
                  10th Floor
                  New York, NY 10022

                  Quilcap Corp.
                  145 E. 57th Street,
                  10th Floor
                  New York, NY 10022

                  Tradewinds Fund Ltd.
                  c/o Quilcap International Corp.
                  145 E. 57th Street,
                  10th Floor
                  New York, NY 10022

CUSIP NO. 05270Q104                 13G                      Page 9 of 12 Pages


                  Quilcap International Corp.
                  145 E. 57th Street,
                  10th Floor
                  New York, NY 10022

                  Parker Quillen
                  c/o Quilcap Corp.
                  145 East 57th Street, 10th Floor
                  New York, NY 10022

ITEM 2 (c)        CITIZENSHIP:
                  Little Wing is a limited partnership organized under the laws of the State of Delaware. Circle-T is a corporation organized under the laws of Bermuda. Quilcap Corp. and Quilcap
                  International are each corporations organized under the laws of the State of Delaware. Tradewinds is a corporation organized under the laws of the British Virgin Islands.

ITEM 2 (d)        TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $.001 per share (the "Common Shares")

ITEM 2 (e)        CUSIP NUMBER:
                  92840A108

ITEM (3) IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) ( ) Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act")
                  (b) ( )  Bank as defined in Section 3(a)(6) of the Act
                  (c) ( ) Insurance Company as defined in Section 3(a)(19) of the Act
                  (d) ( ) Investment Company registered under Section 8 of the Investment Company Act of 1940
                  (e) ( ) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
                  (f) ( ) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) ( )  A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) ( )  A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

CUSIP NO. 05270Q104                 13G                      Page 10 of 12 Pages

                  (i) ( ) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) ( )  A Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ ]

ITEM 4.   OWNERSHIP

                  (a) Amount Beneficially Owned:
                      6,098,267

                  (b) Percentage of Class:
                      8.9% (based on the 66,964,898 Common Shares reported to be outstanding by the Issuer as of November 10, 2006, plus an aggregate of 1,366,667 shares assumed issued upon the exercise of warrants and the conversion of convertible debt held by the filing persons)

                  (c) Number of shares as to which such person has:
                      (i)      sole power to vote or to direct the vote:
                               140,000
                      (ii)     shared power to vote or to direct the vote:
                               6,098,267
                      (iii) sole power to dispose or to direct the disposition of : 140,000
                      (iv) shared power to dispose or to direct the disposition of: 6,098,267

         Little Wing, L.P. has the power to vote and dispose of the Common Shares owned by it, which power may be exercised by Mr. Parker Quillen, as President of Quilcap Corp., the general partner of Little Wing, L.P. Tradewinds has the power to vote and dispose of the Common Shares owned by it, which power may be exercised by Mr. Parker Quillen, as President of Quilcap International, the investment manager of Tradewinds. Circle-T-Explorer Master Capital International, Inc. has the power to vote and dispose of the Common Shares owned by it, which power may be exercised by Mr. Parker Quillen, as President of Quilcap Corp., the sub-investment manager to Circle-T.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

CUSIP NO. 05270Q104                 13G                      Page 11 of 12 Pages


ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

CUSIP NO. 05270Q104                 13G                      Page 12 of 12 Pages


                                    SIGNATURE



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 18, 2007



/s/Little Wing, L.P.                            /s/Quilcap Corp.
---------------------                           ---------------------
LITTLE WING, L.P.                                QUILCAP CORP.
By:    Quilcap Corp.,
       General Partner                          By: /s/Parker Quillen
                                                    -----------------
By: /s/Parker Quillen                                  Parker Quillen, President
    ----------------
       Parker Quillen, President

/s/Tradewinds Fund Ltd.
------------------------                        -----------------------------
TRADEWINDS FUND LTD.                            /s/Quilcap Inernational Corp.
By: Quilcap International Corp.                 QUILCAP INTERNATIONAL CORP.


By:/s/Parker Quillen                            By: /s/Parker Quillen
   -----------------                            --------------------
      Parker Quillen, President                        Parker Quillen, President

/s/Circle-T Explorer Master Capital
International Inc.                              /s/Parker Quillen
-----------------------------------             --------------------
CIRCLE-T EXPLORER MASTER
CAPITAL INTERNATIONAL INC.

By:   Quilcap Corp.,
      Sub-Investment Manager

By:/s/Parker Quillen
   ------------------
      Parker Quillen, President